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                                 PROMISSORY NOTE

$50,000.00                                                        April 1, 1994

     FOR VALUE RECEIVED, SYNERGY TELEMANAGEMENT, INC., a Texas corporation (hereinafter "Maker"), promises to pay to the order of TIMOTHY W. ROGERS (hereinafter "Payee"), in lawful money of the United States of America, the principal amount of Fifty Thousand and No/100 Dollars ($50,000.00), pursuant to the terms hereunder, until this Note shall be paid in full.

     This Note shall be due and payable as follows:

          (a)  The principal of this Note shall be due and payable in three
     (3) equal installments of $16,666.67, to be paid on the fourth, fifth and sixth anniversary date of this Note;

          (b) Maker will pay Payee at Payee's place of business, 17103 Preston Road, Suite 190, Dallas, Texas 75248, or at such other place as Payee may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to principal, and any remaining amount to any unpaid collection costs and late charges.

          (c) Interest on past-due principal and, to the extent permitted by law, on past-due interest, shall accrue at the lesser of (1) twelve percent (12%) or (2) the maximum rate permitted by law (as defined hereinafter), and shall be payable from time to time on demand.

     Maker may prepay this Note in part or in full without penalty at any time, whether by cash, a new loan, renewal, or otherwise. Prepayment in full shall consist of payment of the remaining unpaid principal balance together with all accrued and unpaid interest and all other amounts, costs and expenses for which Maker is responsible under this Note or any other agreement with Payee pertaining to this loan, and in no event will Maker ever be required to pay an unearned interest. Early payments will not, unless agreed in writing, relieve Maker of Maker's obligation to continue to make payments under the payment schedule.

     Maker will be in default if any of the following happens:

          (a)  Maker fails to make any payment when due;

          (b) Maker fails to perform at the time and in the manner provided in this Note or in that certain Pledge and Security Agreement, executed this date by and between

PROMISSORY NOTE                                                          Page 1
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     Maker and Payee, and the continuation of such failure for five (5) days after written notice thereof to Maker by Payee; or

          (c) Maker becomes insolvent, a receiver is appointed for any part of Maker's property, Maker makes an assignment for the benefit of creditors, or any proceeding is commenced either by Maker or against Maker under any bankruptcy or insolvency laws.

     It is understood and agreed that the foregoing events of default are cumulative of, and in addition to, any events of default as may be contained in any other documents modifying, renewing, extending, increasing, evidencing, securing or pertaining to this Note or the debt evidenced thereby.

     Upon default, Payee may declare the entire indebtedness, including the unpaid principal balance of this Note, all accrued unpaid interest, and all other amounts, costs and expenses for which Maker is responsible under this Note or any other agreement with Payee pertaining to this loan, immediately due, without notice. The failure of Payee to so declare the Note immediately due and payable upon the occurrence of one of the events of default set forth herein shall not constitute a waiver by Payee of the right to declare the Note due at any subsequent time in respect of the same default or any other default. Payee may hire an attorney to help collect this Note if Maker does not pay, and Maker will pay Payee's reasonable attorneys' fees. Maker also will pay Payee all other amounts actually incurred by Payee as court costs, lawful fees for filing and recording, or releasing to any public office any instrument securing this loan, if any.

     The performance of this Note is secured by that certain Pledge and Security Agreement executed on this date by and between Maker and Payee.

     THIS NOTE HAS BEEN DELIVERED TO PAYEE AND ACCEPTED BY PAYEE IN THE STATE OF TEXAS. IF THERE IS A LAWSUIT, MAKER AGREES TO SUBMIT TO THE JURISDICTION OF THE COURTS OF DALLAS COUNTY, THE STATE OF TEXAS. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND APPLICABLE FEDERAL LAWS.

     Under no circumstances (and notwithstanding any other provisions of this Note) shall the interest charged, collected, or contracted for on this Note exceed the maximum rate permitted by law. The term "maximum rate permitted by Law" as used in this Note means the greater of (a) the maximum rate of interest permitted under federal or other law applicable to the indebtedness evidenced by this Note, or (b) the higher, as of the date of this Note, of the "Indicated Rate Ceiling" or the "Quarterly Ceiling" as referred to in
Article 5069-1.04(a)(1) and Article 5069-1.04(a)(2) respectively, V.T.C.S. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. In particular, this paragraph means (among other things) that Maker

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does not agree or intend to pay, and Payee does not agree or intend to contract for, charge, collect, take, reserve or receive (collectively referred to herein as "charge or collect"), any amount in the nature of interest or in the nature of a fee for this loan, which would in any way or event (including demand, prepayment, or acceleration) cause Payee to charge or collect more for this loan than the maximum Payee would be permitted to charge or collect by federal law or the law of the State of Texas (as applicable). Any such excess interest or unauthorized fee shall, instead of any thing stated to the contrary, be applied first to reduce the principal balance of this loan, and when the principal has been paid in full, be refunded to Maker. The right to accelerate maturity of sums due under this Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Payee does not intend to charge or collect any unearned interest in the event of acceleration. All sums paid or agreed to be paid to Payee for the use, forbearance or detention of sums due hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the loan evidenced by this Note until payment in full so that the rate or amount of interest on account of the loan evidenced hereby does not exceed the applicable usury ceiling. Payee may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Maker and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, protest, notice of dishonor, notice of intent to accelerate the maturity of this Note, and notice of acceleration of the maturity of this Note. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Payee may renew, extend (repeatedly and for any length of time) or modify this loan, or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Payee's security interest in the collateral, if any, without the consent of or notice to anyone.

                                       Maker:

                                       SYNERGY TELEMANAGEMENT, INC.


                                       By: /s/ Timothy M. Terrell
                                           -----------------------------------

                                           Its: TREASURER
                                               -------------------------------




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